Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO THIRD QUARTER 2009 DISTRIBUTION

AUSTIN, TEXAS SEPTEMBER 25, 2009—TEL OFFSHORE TRUST announced that there will be no trust distribution for the third quarter of 2009 for unitholders of record on September 30, 2009. The financial and operating information included herein for the Trust’s third quarter of 2009 reflects financial and operating information with respect to the royalty properties for the months of May, June and July 2009 and includes prior period adjustments associated therewith.

Gas revenues recorded by the Working Interest Owners on the royalty properties increased approximately 264% to $31,709 in the third quarter of 2009 from $8,701 in the second quarter of 2009.  Natural gas volumes during the third quarter of 2009 increased approximately 497% to 8,255 Mcf from 1,384 Mcf during the second quarter of 2009. The natural gas revenues and volumes for the second quarter of 2009 reflect debits to correct an error in revenue allocation in August 2008 for $4,603 in revenues and 1,234 Mcf of gas. There was very limited actual gas production during the second or third quarter of 2009 as a result of the damages caused by Hurricane Ike in September 2008. The average price received for natural gas decreased approximately 24% to $3.84 per Mcf in the third quarter of 2009 as compared to $5.08 per Mcf received in the second quarter of 2009.

Crude oil revenues recorded by the Working Interest Owners on the royalty properties increased approximately 67% to $2,716,744 in the third quarter of 2009 from $1,626,487 in the second quarter of 2009.  Oil volumes during the third quarter of 2009 increased approximately 27% to 45,222 barrels, compared to 35,475 barrels of oil produced in the second quarter of 2009.  The oil revenues for the second quarter of 2009 reflect a credit of $186,806 associated with an audit for prior periods. The increase in revenue was primarily due to the return of a portion of prior production levels at Ship Shoal 182/183 after damages caused by Hurricane Ike as well as an increase in oil prices.  The average price received for oil increased to $60.08 per barrel in the third quarter of 2009 from $45.85 per barrel in the first quarter of 2009.

The Trust’s share of capital expenditures increased by $462,551 in the third quarter of 2009 to $473,515, as compared to $10,964 in the second quarter of 2009. The increase in capital expenditures was primarily due to an oil tank replacement, fire and gas panel upgrade and workovers on Ship Shoal 182/183.  The Trust’s share of operating expenses decreased by $2,209,760 in the third quarter of 2009 to $8,192,655 as compared to $10,402,414 for the second quarter of 2009. The operating expenditures relate primarily to the ongoing abandonment costs associated with Eugene Island 339.

For the third quarter of 2009, under the terms of the conveyance for the royalty properties, production costs for the royalty properties exceeded gross proceeds thereof, with the Trust’s portion of such excess equal to approximately $1.5 million.  For the first three quarters of 2009, the Trust’s portion of the amount by which production costs exceeded gross proceeds is approximately $4.6 million. No funds were released or escrowed from the Trust’s Special Cost Escrow in the third quarter of 2009.  The Trust’s Special Cost Escrow balance was $4,306,985 as of the end of the Trust’s third quarter.

On October 7, 2008, the Trust announced that production from the two most significant oil and gas properties associated with the Trust had ceased following damage inflicted by Hurricane Ike in September 2008.  The principal asset of the Trust consists of a 99.99% interest in TEL Offshore Trust Partnership.  The Partnership owns an overriding royalty interest, equivalent to a 25% net profits interest, in certain oil and gas properties, including the working interest ownership interest of Chevron U.S.A. Inc. in Eugene Island 339 and Ship Shoal 182 and 183.

The platforms and wells on Eugene Island 339 were completely destroyed by Hurricane Ike in September 2008. Crude oil revenues from Eugene Island 339 represented approximately 48% of the crude oil and condensate revenues for the royalty properties in 2007 and approximately 47% of such revenues for the nine months ended September 30, 2008.  Eugene Island 339 contributed approximately 12% of the revenues from natural gas sales from the royalty properties in 2007 and approximately 41% of such revenues for the nine months ended September 30, 2008.  Based on a prior year reserve study prepared by DeGolyer and MacNaughton, independent petroleum engineering consultants, Eugene Island 339 accounted for approximately 34% of the total future net revenues attributable to the Partnership’s interest in the royalty as of October 31, 2007.  Chevron is working on the plugging and abandonment of the existing wells, clearing debris and otherwise dealing with the remaining infrastructure.  In order to restore production, Chevron would need to redevelop the facility and drill new wells. Generally, if production ceases from an outer continental shelf lease, like that for Eugene Island 339, production must be restored or drilling operations must commence within 180 days of the cessation (which was in early March 2009), or the lease will be terminated. A lease operator may seek approval from the regional supervisor of the Mineral Management Service to allow additional time to restore production. Chevron submitted such a request with respect to Eugene Island 339 and, like other lessees dealing with the effects of Hurricane Ike, was granted an extension until September 6, 2009 to submit a program to restore production.  Chevron submitted such a program, which was recently approved by the Mineral Management Service.  The terms and conditions of such approval are still under review by Chevron.  At this point in time, there can be no assurance as to when, or if at all, production may be restored at Eugene Island 339.

Production at Ship Shoal 182/183 ceased following damage inflicted by Hurricane Ike in September 2008. While the hurricane caused limited surface damage to the facilities at Ship Shoal 182/183, all of the wells at Ship Shoal 182/183 were shut-in following hurricane-related damage to a third-party transporter’s natural gas pipeline. Crude oil revenues from Ship Shoal 182/183 represented approximately 50% of the crude oil and condensate revenues for the royalty properties in 2007 and approximately 51% of such revenues for the nine months ended September 30, 2008.  Ship Shoal 182/183 contributed approximately 77% of the revenues from natural gas sales from the royalty properties in 2007 and approximately 42% of such revenues for the nine months ended September 30, 2008. A limited volume of oil production was restored in November 2008. The third-party transporter’s natural gas pipeline repairs were completed and gas sales at Ship Shoal 182/183 were restored on June 26, 2009.  However, production ceased again in mid-September 2009 for additional repairs to the pipeline.  The third-party transporter has stated that the repairs are expected to be completed around mid-October; however, there can be no assurance as to the ultimate timing of such repairs.  During the third quarter of 2009, gross production from the property was 43,868 barrels of crude oil and 5,759 Mcf of natural gas.

In addition, production from East Cameron 371 ceased following damage inflicted by Hurricane Ike to a third-party transporter’s pipeline.  The field operator has reported to Chevron that a review of the remaining reserves for East Cameron 371 has been conducted, and a decision regarding field abandonment, including the related wells, equipment platforms and any field infrastructure, may be made in the near term.

There are not likely to be sufficient net proceeds from the royalty properties for the Trust to make a regularly scheduled quarterly distribution to unitholders for the foreseeable future.  As a result of the damage inflicted by Hurricane Ike, net proceeds will continue to be severely impacted by both reduced production, from historical levels, and the amount of expenditures incurred that are associated with such damages, including the expenditures required to plug and abandon the wells on Eugene Island 339, and, perhaps, to redevelop the facility at Eugene Island 339.  Future net proceeds from the royalty properties may take into account the Trust’s share of project costs and other related expenditures that are not covered by insurance of the operators of the royalty properties. If development and production costs of the royalty exceed the proceeds of production from the royalty properties, the Trust will not receive net proceeds until future proceeds from production exceed the total of the excess costs plus accrued interest. Development activities may not generate sufficient additional revenue to repay the costs. Accordingly, there will not be sufficient net proceeds from the royalty properties to make distributions for some period of time in the future.  At this time, the ultimate outcome of these matters cannot be determined with any degree of certainty.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2008 under “Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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